NORPAC TECHNOLOGIES, INC.
Suite 311, 698 Seymour Street
Vancouver, BC V6B 3K6

BLAINE, WA, December 1, 2006 – Norpac Technologies, Inc. (the “Company”) (OTCBB:NRPT) announced today that effective November 30, 2006, the Company issued 2,000,000 shares of its common stock at a price of $0.25 per share to two subscribers each of whom are “accredited investors” as such term is defined in Rule 506 of Regulation D of the Securities Act of 1933. The shares were issued pursuant to the private placement announced in the Company’s news release dated November 9, 2006. The proceeds of the private placement, being $500,000, will be loaned to the Company’s proposed acquisition candidate, Nextdigital Corp. (“Nextdigital”), to fund its operations and for working capital purposes.

Nextdigital, a privately held Nevada corporation, was founded in June 2005 to pursue business opportunities in the smart card systems integration field to act as a total systems solutions provider to the international marketplace by integrating leading-edge smart card hardware and software applications into full-function value-add client solutions.

The Company entered into an Agreement and Plan of Merger dated November 7, 2006 (the “Merger Agreement”) for a merger with Nextdigital. Under the terms of the Merger Agreement, the Company will merge with Nextdigital as detailed in the Company’s news release of November 9, 2006. Completion of the Merger is subject to a number of conditions, including delivery of required financial statements by Nextdigital and completion of due diligence by Norpac and Nextdigital.

This Press Release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that the Merger will be completed. Generally, there is no assurance that the conditions of the Merger will be satisfied or waived.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

For more information contact:

Norpac Technologies, Inc.

“John P. Thornton”

John P. Thornton, President
Telephone: (604) 662-3406